Exhibit 10.1

AMERICA’S CAR-MART, INC. SHORT-TERM INCENTIVE PLAN (EFFECTIVE APRIL 1, 2023)

1.                  Purpose. The purpose of the America’s Car-Mart, Inc. Short-Term Incentive Plan (the “Plan”) is to provide an annual performance-based incentive for executive officers who are in a position to contribute materially to the success of the Company and its Subsidiaries.

2.                  Definitions. Wherever the following terms are used in the Plan, they shall have the meanings specified below, unless context clearly indicates otherwise. The singular pronoun shall include the plural where context so indicates.

(a)               “Award” means an award made pursuant to the Plan.

(b)               “Award Schedule” means a schedule established by the Committee setting forth the terms and conditions applicable to an Award.

(c)               “Board” means the Board of Directors of the Company.

(d)               “Change in Control” means:

(i)                 Change in Ownership. The acquisition by a Person of ownership of stock of the Company that, together with stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. However, if any Person is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person is not considered to cause a change in ownership of the Company (or to cause a change in the effective control of the Company). An increase in the percentage of stock owned by any one Person as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph. This paragraph applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction; or

(ii)              Change in Effective Control. (A) The acquisition by any Person, during the 12- month period ending on the date of the most recent acquisition by such Person, of ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; or (B) the replacement of a majority of members of the Company’s Board during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election.

A change in effective control also may occur in any transaction in which either the Company or the other entity involved in the transaction has a “Change in Ownership” under paragraph (i) or “Change in Ownership of a Substantial Portion of the Company’s Assets” under paragraph (iii). If any one Person is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional control of the Company by the same Person is not considered to cause a change in the effective control of the Company (or to cause a “Change in Ownership” of the Company within the meaning of paragraph (i) above); or

(iii)            Change in Ownership of a Substantial Portion of Assets. The acquisition by any Person, during the 12-month period ending on the date of the most recent acquisition by such Person, of assets of the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition(s). For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. No Change in Control shall be deemed to have occurred in the event of a transfer to a related person or as described in Section 409A of the Code.

(iv)             The definition of Change in Control in this Agreement, and all other terms and provisions of this Agreement, shall be interpreted at all times in such a manner as to comply with Section 409A of the Code, meaning that no additional income tax is imposed on the Participant pursuant to Section 409A(1)(a) of the Code.

(e)                “Code” means the Internal Revenue Code of 1986, as amended.

(f)                “Committee” means the committee appointed by the Board as described under Section 5.

(g)                “Company” means America’s Car-Mart, Inc., a Texas corporation.

(h)               “Disability” means when, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of not less than twelve (12) consecutive months, the Executive has received replacement income for a period of at least three (3) months under the Company’s disability insurance policy, or if the Company does not have a disability insurance policy for the Executive, the Executive shall be deemed disabled if he or she is unable to perform his or her services or discharge his or her duties as an employee of the Company by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of not less than twelve (12) consecutive months.

(i)                 “Discretionary Component” means a component of a Participant’s Target Bonus that will be (i) designated by the Committee in its sole discretion, (ii) assigned a weighting as a percentage (from 0% – 100%) of a Participant’s Target Bonus, and (iii) evaluated independently based on the attainment of any applicable conditions set forth in the Award. The specific Discretionary Component, if any, and the weight of each Discretionary Component as a percentage of a Participant’s Target Bonus may depend upon the Participant’s position within the Company and may vary from Participant to Participant, Award to Award and Plan Year to Plan Year.

(j)                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)               “Executive” means all executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company (or any Parent or Subsidiary of the Company, whether now existing or hereafter created or acquired).

(l)                 “Parent” means, with respect to any corporation, a part of that corporation within the meaning of Code Section 424(e).

(m)             “Participant” means an Executive selected from time to time by the Committee to participate in the Plan.

(n)               “Performance Adjustment” means the percentage(s), as set forth in an Award Schedule, that will, when multiplied by a Participant’s Target Bonus, determine the amount of a Participant’s Award.

(o)               “Performance Criteria” means the criteria the Committee may select to measure performance of the Company and/or its Subsidiaries for a Plan Year, which may include, but is not limited to, one or more of the following: pre-tax income; after-tax income; gross or net income; operating income; basic or diluted earnings per share; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation, amortization and/or rent expense; gross and net revenues; operating revenue; gross and net sales (retail and/or wholesale); other sales and revenues; comparable store unit sales (retail and/or wholesale); total vehicle unit sales (retail and/or wholesale); market share; gross profit; profit margin; cash flow (including free cash flow or operating cash flow); expense amounts; expense ratios; return on assets; return on invested capital; return on equity; return on average equity; stock price; market capitalization; total shareholder return; economic value added or other value added measurements; customer growth; finance receivables growth and/or collections; improvement in or attainment of working capital levels; budget and expense management; attainment of strategic or operational initiatives; and implementation, completion or attainment of measurable objectives with respect to research, development, products, projects, workforce diversity, productivity or customer engagement. Any criterion or criteria selected by the Committee may be measured, as applicable, in absolute terms; in relative terms, including, but not limited to, passage of time (such as year-over-year growth) and/or against another company or a comparison group of companies or indices designated by the Committee; on a per-share basis; against the performance of the Company as a whole or one or more identifiable business units, dealerships, products, lines of business or segments of the Company; on a per customer basis; on a pre-tax or after-tax basis; and on a U.S. generally accepted accounting principles (“GAAP”) or non-GAAP basis. Any criterion or criteria selected by the Committee may be adjusted by the Committee, including without limitation, to omit the effects of extraordinary items, unusual or infrequently occurring events and transactions, accruals for awards under the Plan and cumulative effects of changes in accounting standards or principles, tax laws, or other laws or regulatory rules affecting results.

(p)               “Performance Goal” means one or more levels of performance as to each Performance Criteria, as established by the Committee, that will result in the Performance Adjustment that is established by the Committee for each such level of performance.

(q)               “Person” means an individual, entity or group (within the meaning of Section 409A of the Code).

(r)               “Plan Year” means the fiscal year of the Company.

(s)                “Subsidiary” means any business entity (including, but not limited to, a corporation, partnership or limited liability company) of which a company directly or indirectly owns 100% of the voting interests of the entity unless the Committee determines that the entity should not be considered a Subsidiary for purposes of the Plan. If a company owns less than 100% of the voting interests of the entity, the entity will be considered a Subsidiary for purposes of the Plan only if the Committee determines that the entity should be so considered.

(t)                 “Target Bonus” means the bonus payable to a Participant if there is a 100% Performance Adjustment for each Performance Criteria.

3.                  Eligibility. All present and future Executives shall be eligible to receive Awards under the Plan. The Committee shall have the power and complete discretion to select eligible Executives to receive Awards and to determine for each Participant the terms and conditions and the amount of each Award.

4.                  Awards.

(a)                Awards shall be established by an Award Schedule setting forth the Performance Goals for each Performance Criteria, the Discretionary Component, if any, the maximum bonus payable and such other terms and conditions applicable to the Award, as determined by the Committee, not inconsistent with the terms of the Plan. The Target Bonus for each Executive may be set forth either in the Award Schedule or a separate written agreement between such Executive and the Company or a Subsidiary of the Company. Anything else in this Plan to the contrary notwithstanding, the aggregate maximum amount payable under the Plan to any Participant in any Plan Year shall be $4,000,000.

(b)               The Committee shall establish the Performance Goals for each Plan Year. The Committee shall also determine the extent to which each Performance Criteria shall be weighted in determining Awards. The Committee may vary the Performance Criteria, Performance Goals, Discretionary Component, and weightings from Participant to Participant, Award to Award and Plan Year to Plan Year.

(c)                The Committee shall establish for each Award the percentage of the Target Bonus for such Participant payable at specified levels of performance, based on the Performance Goal for each Performance Criteria and the weighting established for such criteria. Subject to the limitation set forth in Section 4(a), the Award payable to any Participant may range from 0 to 200% of the Participant’s Target Bonus (or such other amounts as determined by the Committee), depending upon whether, or the extent to which, the Performance Goals have been achieved. All such determinations regarding the achievement of any Performance Goals will be made by the Committee. Notwithstanding the terms of any Award or the achievement of any Performance Goal or Goals, the Committee may adjust the amount payable pursuant to such Award upon attainment of the Performance Goals.

(d)               The actual Award for a Participant will be calculated by multiplying the Participant’s Target Bonus by the Performance Adjustments in accordance with the Award. All calculations of actual Awards shall be made by the Committee.

(e)                Awards will be paid, in a lump sum cash payment, as soon as practicable after the close of the Plan Year for which they are earned following the Committee’s certification of the achievement of the applicable Performance Goals or other applicable conditions, but in no event later than the July 15th immediately following the last day of the applicable Plan Year. Notwithstanding the foregoing provisions of this Section 4(e), the Committee shall have the right to allow Participants to elect to defer the payment of Awards subject to such terms and conditions as the Committee may determine in accordance with Code Section 409A.

(f)                Whenever payments under the Plan are to be made, the Company and/or the Subsidiary will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

(g)               Nothing contained in the Plan will be deemed in any way to limit or restrict the Company, its Subsidiaries, or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

5.                  Administration. The Plan shall be administered by a Committee, which shall be appointed by the Board, consisting of not less than two (2) members of the Board. Subject to paragraph (d) below, the Committee shall be the Compensation Committee of the Board unless the Board shall appoint another Committee to administer the Plan. The Committee shall have general authority to impose any limitation or condition upon an Award the Committee deems appropriate to achieve the objectives of the Award and the Plan and, in addition, and without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:

(a)               The Committee shall have the power and complete discretion to determine (i) which Executives shall receive an Award and the nature of the Award, (ii) the amount of each Award, (iii) the time or times when an Award shall be granted, (iv) the terms and conditions applicable to Awards, and (v) any additional requirements relating to Awards that the Committee deems appropriate.

(b)               The Committee may adopt rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(c)                A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

(d)               All members of the Committee must be “independent” as described in the applicable NASDAQ listing standards.

(e)                The Board from time to time may appoint members previously appointed and may fill vacancies, however caused, in the Committee.

(f)                The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations and to establish non-uniform and selective Performance Criteria, Performance Goals, Discretionary Components, the weightings thereof, and Target Bonuses.

6.                  Change in Control. In the event of a Change in Control of the Company, in addition to any action required or authorized by the terms of an Award Schedule, the Committee may, in its sole discretion, take any of the following actions, subject to any required deferrals in accordance with Code Section 409A, as a result, or in anticipation, of any such event to assure fair and equitable treatment of Participants: (a) accelerate time periods for purposes of vesting in, or receiving any payment with regard to, any outstanding Award, or (b) make adjustments or modifications to outstanding Awards as the Committee deems appropriate to maintain and protect the rights and interests of Participants following such Change in Control. Any such action approved by the Committee shall be conclusive and binding on the Company and all Participants.

7.                  Non-transferability of Awards. An Award shall not be assignable or transferable by the Participant except by will or by the laws of descent and distribution.

8.                  Termination of Employment.

(a)                Termination Due to Death or Disability. In the event a Participant’s employment with the Company and all Subsidiaries is terminated by reason of death or Disability during a Plan Year, the Participant (or the Participant’s estate), subject to the Committee’s discretion as allowed by Section 5 of the Plan, shall be paid (pursuant to Section 4(e) of the Plan after the completion of the Plan Year) a percentage of the amount earned according to the terms of the Award equal to the portion of the Plan Year through the Participant’s death or Disability, as the case may be, as determined by the Committee.

(b)               Termination for Reasons Other than Death or Disability. In the event a Participant’s employment is terminated with the Company and all Subsidiaries prior to the Committee’s certification of the Performance Goals for any reason other than death or Disability, or a Participant is in the employ of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Participant continues in the employ of the Company or another Subsidiary), the Participant’s Award for the applicable Plan Year shall be immediately forfeited and the Participant shall have no right to any payment thereafter; provided, however, that under such circumstances, the Committee may, in its sole discretion, pay the Participant an amount not to exceed a percentage of the amount earned according to the terms of the Award equal to the portion of the Plan Year through the Participant’s termination.

9.                  Termination, Modification, Change. The Board or the Committee may terminate the Plan or may amend the Plan in such respects as it shall deem advisable. A termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Award previously granted to him, unless such termination or amendment is required by applicable law or the Board (or committee thereof) expressly reserved the right to make such amendment at the time the Award was granted.

10.              Unfunded Plan. The Plan shall be unfunded. No provision of the Plan or any Award Schedule will require the Company or its Subsidiaries, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor will the Company or its Subsidiaries maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants will have no rights under the Plan other than as unsecured general creditors of the Company and its Subsidiaries, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they will have the same rights as other employees under generally applicable law.

11.              Liability of Company. Any liability of the Company or a Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Schedule. Neither the Company nor a Subsidiary, nor any member of the Board or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan. Status as an eligible Executive shall not be construed as a commitment that any Award will be made under this Plan to such eligible Executive or to eligible Executives generally. Nothing contained in this Plan or in any Award Schedule (or in any other documents related to this Plan or to any Award or Award Schedule) shall confer upon any person, including but not limited to, any Executive or Participant, any right to be retained in the employ or other service of the Company or a Subsidiary or constitute any contract or limit in any way the right of the Company or a Subsidiary to change such person’s compensation or other benefits. Further, nothing contained in this Plan or in any Award Schedule (or in any other documents related to this Plan or to any Award or Award Schedule) shall restrict in any way the right of the Company or any Subsidiary to discharge any Executive or Participant at any time and for any reason, with or without cause or notice.

12.              Interpretation. If any term or provision contained herein will to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof. The Plan, the Award Schedules and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to the conflict of law principles thereof.

13.              Clawback. Notwithstanding any other provisions in this Plan, any Award that is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement) and in compliance with Code Section 409A.

14.              Effective Date and Duration of the Plan. This Plan shall be effective as of the first day of the Company’s fiscal year ending April 30, 2024, and shall remain in effect until such time as the Plan is terminated by the Board or the Committee.

IN WITNESS HEREOF, this instrument has been executed as of the 7th day of July, 2023.